Exhibit 4.1

ARTICLES OF INCORPORATION

OF

TREND MICRO INCORPORATED

CHAPTER I

GENERAL PROVISIONS

Article 1. Corporate Name

The corporate name of the Company shall be “Trend Micro Kabushiki Kaisha” and in English it shall be “Trend Micro Incorporated.”

Article 2. Purposes

The purposes of the Company shall be to engage in the following businesses:

(a) Manufacture, sale, import and export of electronic components;

(b) Manufacture, sale, import and export of household electric appliances;

(c) Manufacture, sale, import and export of communications equipment;

(d) Manufacture, sale, import and export of medical equipment;

(e) Design, sale, import and export of computer software;

(f) Design, sale, import and export of computer hardware and related products;

(g) Administration and maintenance of computer systems;

(h) Provision of consultation with respect to computer systems; and

(i) Any other business incidental to any of the preceding items.

Article 3. Location of Head Office

The head office of the Company shall be located in Shibuya-ku, Tokyo.

Article 4. Organization

The Company shall have the following organizations in addition to general meetings of shareholders and Directors:

(1)	Board of Directors;

(2)	Corporate Auditors;

(3)	Board of Corporate Auditors; and

(4)	Accounting Auditors

Article 5. Method of Placing Public Notice

Public notices of the Company shall be made electronically, provided, however, that if electronic public notices are not made due to accidents or other inevitable events, such public notices shall be placed in the Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 6. Total Number of Shares Authorized to be Issued

The total number of shares authorized to be issued by the Company shall be two hundred and fifty million (250,000,000).

Article 7. Issuance of Share Certificates

The Company shall issue share certificates with respect to its shares.

Article 8. Acquisition of Treasury Stock

The Company may, by resolution of the Board of Directors, acquire its own shares through market transactions, etc.

Article 9. Number of Shares Constituting a Full Unit and Non-issuance of Share Certificates Representing less than a Full Unit.

(a) The number of shares constituting a full unit of the Company shall be five hundred (500).

(b) Notwithstanding the provision of Article 7, the Company shall not issue any share certificates with respect to shares representing less than a full unit unless otherwise provided for in the Share Handling Regulations.

Article 10. Rights Relating to Shares of Less than a Full Unit

The shareholders of the Company (including beneficial shareholders, hereinafter the same) shall be entitled to exercise their rights other than those set forth below with respect to the shares of less than a full unit held by them:

(1) Rights set forth in each item of Article 189, paragraph 2 of the Company Law;

(2) Right to make a request provided for in Article 166, paragraph 1 of the Company Law; and

(3) Right to receive allotment of offered shares and allotment of offered stock acquisition rights.

Article 11. Transfer Agent (Kabunushi Meibo Kanrinin)

(a) The Company shall appoint a transfer agent (Kabunushi Meibo Kanrinin).

(b) The transfer agent (Kabunushi Meibo Kanrinin) and its business handling office shall be determined by resolution of the Board of Directors.

(c) The Company shall not prepare and keep the register of shareholders (including register of beneficial shareholders, hereinafter the same), the register of stock acquisition rights and the register of loss of share certificates of the Company nor handle other matters concerning the register of shareholders, the register of stock acquisition rights and the register of loss of share certificates. The Company shall delegate such matters to the transfer agent (Kabunushi Meibo Kanrinin).

Article 12. Share Handling Regulations

The matters concerning exercise of rights of shareholders and holders of stock acquisition rights and handling and fees regarding shares and stock acquisition rights shall be governed by the Share Handling Regulations established by resolution of the Board of Directors in addition to applicable laws and ordinances or these Articles of Incorporation.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 13. Convocation

An ordinary general meeting of shareholders of the Company shall be convened in March each year and an extraordinary general meeting of shareholders may be convened whenever necessary.

Article 14. Record Date for Ordinary General Meeting of Shareholders

The record date of voting rights for an ordinary general meeting of shareholders of the Company shall be December 31 of each year.

Article 15. Convene and Chairman

(a) Unless otherwise provided by laws and ordinances or these Articles of Incorporation, the President and Director shall convene the general meeting of shareholders. When the President and Director is unable to so act, another Director shall convene the same in accordance with an order predetermined by resolution of the Board of Directors.

(b) A person selected in advance from the Company’s directors, shareholders, employees or advisory counsel by Board of Directors shall be the chairman of a general meeting of shareholders. When such person is unable to so act, another person determined in accordance with an order predetermined by resolution of the Board of Directors shall act as chairman.

Article 16. Disclosure and Deemed Delivery of the Reference Material, etc. via Internet

Upon convocation of the general meeting of shareholders, the Company may be deemed to have delivered to shareholders information concerning matters required to be disclosed or presented in the Reference Material, the Business Report, the financial documents and the consolidated financial documents (including accounting audit report and audit report on such consolidated financial documents) by disclosure of such information via the Internet in accordance with the Ministry of Justice Ordinance.

Article 17. Method of Resolution

(a) Unless otherwise provided by laws and ordinances or these Articles of Incorporation, resolutions of general meeting of shareholders shall be adopted by a majority vote of the voting rights of shareholders entitled to exercise such rights present at the meeting.

(b) Resolutions provided for in Article 309, paragraph 2 of the Company Law shall be adopted by a vote of two-thirds (2/3) or more at a general meeting of shareholders at which shareholders who hold shares representing one-third (1/3) or more of voting rights of shareholders entitled to exercise such rights are present.

Article 18. Exercise of Voting Rights by Proxy

(a) A shareholder may exercise his/her voting rights through a proxy who is also a shareholder of the Company having voting rights.

(b) The shareholder or the proxy shall be required to file with the Company a document evidencing his/her authority each time he/she acts as proxy.

CHAPTER IV

DIRECTORS AND THE BOARD OF DIRECTORS

Article 19. Number of Directors

The Company shall have not more than eight (8) directors.

Article 20. Election of Directors

(a) Directors of the Company shall be elected at a general meeting of shareholders.

(b) Resolution for election of directors shall be adopted by a majority vote at a general meeting of shareholders at which shareholders who hold shares representing one-third (1/3) or more of voting rights of shareholders entitled to exercise such rights are present.

(c) With respect to the resolution for election of directors, cumulative voting shall not be adopted.

Article 21. Term of Office of Directors

(a) The term of office of directors shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last fiscal year ending within two (2) years after their election.

(b) The term of office of any director elected to fill a vacancy due to early retirement shall be the same as the remainder of the term of office of the retired director.

(c) The term of office of any director elected due to increase in number of directors shall be the same as the remainder of the term of office of the other directors in office.

Article 22. Representative Director and Directors with Special Titles

(a) By resolution of the Board of Directors, the Company may elect the representative director.

(b) By resolution of the Board of Directors, the Company may, from among Directors, elect one President and Director and, if necessary, one or more Chairman and Directors, Vice President and Directors, Senior Managing Directors and Managing Directors.

(c) The President and Director shall represent the Company and manage the business of the Company.

Article 23. Convene of Meetings of the Board of Directors and Chairman

(a) Unless otherwise provided by laws and ordinances, the Chairman and Director shall convene the meetings of the Board of Directors and act as chairman.

(b) When the Chairman and Director is unable to so act, another Director shall convene the same and act as chairman in accordance with an order predetermined by resolution of the Board of Directors.

Article 24. Notice of Convocation of Meetings of the Board of Directors

Notice of convocation of a meeting of the Board of Directors shall be sent to each director and corporate auditor at least three (3) days prior to the date set for such meeting; provided, however, that in case of urgency such period may be shortened.

Article 25. Method of Resolution of the Board of Directors and Omission of Resolution

(a) Resolution of the Board of Directors shall be adopted by a majority of the directors present at a meeting at which majority of the directors who are entitled to participate in the resolution are present.

(b) Notwithstanding the preceding paragraph, in the event that a director proposes a matter which may be resolved by the Board of Directors and if all directors ( of those who are entitled to participate in the resolution regarding the matter) agree on the matter in writing or by electromagnetic means, the resolution shall be deemed to have been adopted to approve such matter unless any corporate auditors objects.

Article 26. Regulations of the Board of Directors

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by resolution of the Board of Directors in addition to laws and ordinances and these Articles of Incorporation.

Article 27. Indemnification of Directors’ Liability

(a) The Company may, by a resolution of the Board of Directors, exempt its directors (including its former directors) from their liability under Article 423, paragraph 1 of the Company Law to the extent permitted by laws and ordinances pursuant to Article 426, paragraph 1 of the Company Law.

(b) The Company may enter into an agreement with outside directors which provides a limit on their liability under Article 423, paragraph 1of the Company Law pursuant to Article 427, paragraph 1 thereof; provided, however, that the limit of liability under the agreement shall be the greater of the amount determined in advance, (which amount shall be not less than ten (10) million yen), and the amount provided by laws and ordinances.

Article 28. Remuneration, etc. of Directors

Remuneration, bonus or other financial benefits received from the Company as consideration for performance (hereinafter referred to as the “remuneration, etc.”) of directors shall be determined by resolution of a general meeting of shareholders.

CHAPTER V

CORPORATE AUDITORS AND

THE BOARD OF CORPORATE AUDITORS

Article 29. Number of Corporate Auditors

The Company shall have not more than four (4) corporate auditors.

Article 30. Election of Corporate Auditors

(a) Corporate auditors of the Company shall be elected at a general meeting of shareholders.

(b) Resolution for election of corporate auditors shall be adopted by a majority vote at a general meeting of shareholders at which shareholders who hold shares representing one-third (1/3) or more of voting rights of shareholders entitled to exercise such rights are present.

Article 31. Term of Office of Corporate Auditors

(a) The term of office of corporate auditors shall expire at the conclusion of the ordinary general meeting of shareholders with respect to the last fiscal year ending within four (4) years after their election.

(b) The term of office of any corporate auditor elected to fill a vacancy due to early retirement shall be the same as the remainder of the term of office of the retired corporate auditor.

Article 32. Standing Corporate Auditor

Standing corporate auditor shall be appointed by a resolution of the Board of Corporate Auditors.

Article 33. Notice of Convocation of Meetings of the Board of Corporate Auditors

Notice of convocation of a meeting of the Board of Corporate Auditors shall be sent to each corporate auditor at least three (3) days prior to the date set for such meeting; provided, however, that in case of urgency such period may be shortened.

Article 34. Method of Resolution of the Board of Corporate Auditors

Unless otherwise provided by laws and ordinances, resolutions of the Board of Corporate Auditors shall be adopted by a majority of the corporate auditors.

Article 35. Regulations of the Board of Corporate Auditors

Matters concerning the Board of Corporate Auditors shall be governed by the Regulations of the Board of Corporate Auditors established by resolution of the Board of Corporate Auditors in addition to laws and ordinances and these Articles of Incorporation.

Article 36. Indemnification of Corporate Auditors’ Liability

(a) The Company may, by a resolution of the Board of Directors, exempt its corporate auditors (including its former corporate auditors) from their liability under Article 423, paragraph 1 of the Company Law to the extent permitted by laws and ordinances pursuant to Article 426, paragraph 1 of the Company Law.

(b) The Company may enter into agreements with outside auditors which provide a limit on their liability under Article 423, paragraph 1 of the Company Law pursuant to Article 427, paragraph 1 thereof; provided, however, that the limit of liability under the agreement shall be the greater of the amount determined in advance, (which amount shall be not less than ten (10) million yen for full-time corporate auditors or 2.4 million yen for part-time corporate auditors), and the minimum liability amount provided by laws and ordinances.

Article 37. Remuneration, etc. of Corporate Auditors

The remuneration, etc. and retirement allowances of corporate auditors shall be determined by resolution of a general meeting of shareholders.

CHAPTER VI

ACCOUNTS

Article 38. Fiscal Year

The fiscal year of the Company shall be one year from January 1 through December 31 of each year.

Article 39. Record Date for Dividend of Retained Earnings

The record date for year-end dividends of the Company shall be December 31 of each year.

Article 40. Interim Dividends

The Company may, upon resolution of the Board of Directors, make interim dividends as of June 30 of each year as a record date.

Article 41. Prescription Period of Dividends

(a) In case year-end dividends or interim dividends remain unclaimed for three (3) years after the date of commencement of payment, the Company shall be relieved from the obligation of payment thereof.

(b) Unclaimed year-end dividends or interim dividends shall not bear any interest.